Exhibit 99.1

Sirona Expands its Exclusive Distribution Agreement with Patterson Companies, Inc.

LONG ISLAND CITY, N.Y. – June 1, 2012 — Sirona (NASDAQ: SIRO), the dental technology leader, today announces that it has expanded its exclusive distribution agreement with Patterson Companies Inc. The existing agreements have been amended with immediate effect and now include all Sirona products for the US market. All US dealers that were supporting Sirona as of June 1, 2012 may continue to order and receive equipment until September 1 of this year. Spare parts for these dealers may be ordered indefinitely.

Jost Fischer, Chairman and CEO of Sirona commented: “The expansion of our exclusive relationship with Patterson will enable us to strengthen our go to market approach and grow in the US, by increasing the focus on the seamless integration of our best in class product offerings and digital solutions. Internationally we continue to grow, with Henry Schein being our largest and most important distributor and core partner in Europe. With our global sales and service infrastructure we are very well positioned for continued long-term robust revenue growth.”

About Sirona Dental Systems, Inc.

Sirona, the dental technology leader, has served dealers and dentists worldwide for more than 130 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration systems (CEREC), digital intra-oral, panoramic and 3D imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

Contact information:

Joshua Zable

Vice President, Investor Relations

Sirona Dental Systems, Inc.

+1 718 482 2184

joshua.zable@sirona.com

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.